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                      SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, DC

                                   FORM N-8A

                         NOTIFICATION OF REGISTRATION
                     FILED PURSUANT TO SECTION 8(A) OF THE
                        INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:         Prudential Provider Separate Account

Address of Principal Business Office:          3 Gateway Center, 12th Floor
                                               Newark, NJ 07102

Telephone Number: (973) 367-3136

Name and Address of Agent for Service of Process:

                  Stephen Wieler
                  Vice President, Corporate Counsel
                  The Prudential Insurance Company of America
                  3 Gateway Center, 12th Floor
                  Newark, NJ 07102

                  Copy to:

                  Christopher E. Palmer
                  Shea & Gardner
                  1800 Massachusetts Ave., NW
                  Washington, DC 20036

Check Appropriate Box:

      Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of this Form N-8A:

      YES [X]   NO [ ]
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         Pursuant to the requirements of the Investment Company Act of 1940, the sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Newark and the State of New Jersey this 22nd day of February, 2001.

                       Prudential Provider Separate Account
                       ------------------------------------
                       (Name of Registrant)

                 By:   The Prudential Insurance Company of America
                       -------------------------------------------
                       (Name of Sponsor)

                 By:   /s/ Stephen Wieler
                       ------------------
                       Stephen Wieler
                       Vice President, Corporate Counsel